Exhibit (m)(5)

AMENDMENT TO

JANUS DETROIT STREET TRUST

DISTRIBUTION AND SHAREHOLDER SERVICING PLAN

THIS AMENDMENT is made this 19th day of October, 2023, by and among JANUS DETROIT STREET TRUST, a Delaware statutory trust (the “Trust”), Janus Henderson Distributors US LLC, (“JHDUS”), and ALPS Distributors, Inc., (“ALPS”), regarding the funds listed in Appendix A (each, a “Fund” and together, the “Funds”).

WITNESSETH:

WHEREAS, JHDUS, ALPS and the Trust, are parties to the Distribution and Shareholder Servicing Plan dated September 12, 2018 (the “Plan”);

WHEREAS, the parties desire to amend the Plan as set forth in greater detail below;

WHEREAS, pursuant to Section 7 of the Plan, the Plan may be amended by the parties only if such amendment is approved by the Board, including a majority of the directors who are not interested persons of the Distributor, JHDUS, or of the Trust and is in writing and signed by the parties to the Plan; and

WHEREAS, Exhibit A is hereby replaced with the attached Exhibit A to reflect the addition of Janus Henderson Securitized Income ETF and the liquidation of Janus Henderson Net Zero Transition Resources ETF.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth below, the parties agree to amend the Plan as follows:

1.  The parties acknowledge that the Plan, as amended, remains in full force and effect as of the date of this Amendment, and that this Amendment, together with the Plan, contains the entire understanding and the full and complete agreement of the parties and supersedes and replaces any prior understandings and agreements among the parties respecting the subject matter hereof.

2.  This Amendment may be contemporaneously executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.

JANUS HENDERSON DISTRIBUTORS US LLC

By:	/s/Michael Schweitzer
Michael Schweitzer
President

JANUS DETROIT STREET TRUST

By:	/s/Jesper Nergaard
Jesper Nergaard
Vice President, Chief Financial Officer, Treasurer and Principal Accounting Officer

ALPS DISTRIBUTORS, INC.

By:	/s/Stephen J. Kyllo
Stephen J. Kyllo
Senior Vice President, Chief Compliance Officer

EXHIBIT A TO THE

DISTRIBUTION AND SHAREHOLDER SERVICING PLAN

Janus Detroit Street Trust

Name of Fund	Effective Date of the Plan

Janus Henderson Mortgage-Backed Securities ETF	September 12, 2018

Janus Henderson AAA CLO ETF	October 14, 2020

Janus Henderson U.S. Real Estate ETF	April 22, 2021

Janus Henderson International Sustainable Equity ETF

Janus Henderson Net Zero Transition Resources ETF**

Janus Henderson Sustainable Corporate Bond ETF

Janus Henderson Sustainable & Impact Core Bond ETF

Janus Henderson U.S. Sustainable Equity ETF

July 22, 2021
Janus Henderson B-BBB CLO ETF	November 18, 2021
Janus Henderson Securitized Income ETF	October 19, 2023

** Janus Henderson Net Zero Transition Resources ETF will be liquidated on or about October 24, 2023.

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